                                                                                                                       Exhibit 12(b)

                                                    UNISOURCE ENERGY CORPORATION
                                          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                                 12 Months Ended
                                            ----------------------------------------------------------
                                              Dec. 31,    Dec. 31,   Dec. 31,    Dec. 31,    Dec. 31,
                                                2004        2003       2002       2001        2000
------------------------------------------------------------------------------------------------------
                                                             - Thousands of Dollars -
FIXED CHARGES:
  Interest on Long-Term Debt                  $ 82,807    $ 80,844    $ 65,620   $ 68,678    $ 75,076
  Other Interest (1)                             2,098       3,709       2,123      1,287         219
  Interest on Capital Lease Obligations         85,912      84,080      87,801     90,559      92,869
------------------------------------------------------------------------------------------------------
TOTAL FIXED CHARGES                            170,817     168,633     155,544    160,524     168,164

NET INCOME                                      45,919     113,941      34,928     63,839      43,484

LESS:
   Extraordinary Income & Accounting Change -
       Net of Tax                                    -      67,471           -        470           -
------------------------------------------------------------------------------------------------------
NET INCOME FROM CONTINUING OPERATIONS           45,919      46,470      34,928     63,369      43,484

ADD (DEDUCT):
  (Income) Losses from Equity Investees         (7,121)      3,051       3,047     10,748       3,335
  Income Taxes                                  33,946      12,082      17,962     49,109      16,199
  Total Fixed Charges                          170,817     168,633     155,544    160,524     168,164
------------------------------------------------------------------------------------------------------

TOTAL EARNINGS BEFORE TAXES
AND FIXED CHARGES                            $ 243,561   $ 230,236   $ 211,481  $ 283,750   $ 231,182
======================================================================================================

RATIO OF EARNINGS TO FIXED CHARGES               1.426       1.365       1.360      1.768       1.375


(1) Excludes recognition of Allowance for Borrowed Funds Used During Construction.
